Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: JAVO BEVERAGE COMPANY, INC., Debtor.1	: : : : : : : :	Chapter 11 Case No. 11-10212 (BLS)

PLAN OF REORGANIZATION

 OF JAVO BEVERAGE COMPANY, INC.

Debra A. Riley Allen Matkins Leck Gamble Mallory & Natsis LLP 501 West Broadway, 15th Floor San Diego, CA 92101-3541 Telephone: 619-233-1155 Facsimile: 619-233-1158
Robert J. Dehney (DE Bar No. 3578)
Matthew B. Harvey (DE Bar No. 5186)
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 18th Floor
P.O. Box 1347
Wilmington, DE 19899-1347
Telephone:     302-658-9200
Facsimile:      302-658-3989

Counsel to the Debtor
and Debtor-in-Possession

Dated:  February 9, 2011

___________________
1      The last four digits of Debtor's federal tax identification number are 4292.  Debtor's mailing address and corporate headquarters is 1311 Specialty Drive, Vista, California 92081.

INTRODUCTION

Javo Beverage Company, Inc. (“Debtor”) proposes the following plan of reorganization (the “Plan”) pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq..  The Plan provides for (i) the emergence of the Debtor from chapter 11 bankruptcy as a Reorganized Debtor (undefined capitalized terms are defined below in Article I of this Plan) and the re-vesting of the Debtor’s assets in the Reorganized Debtor free and clear of any liens, encumbrances or other interests (except as otherwise provided in this Plan), (ii) the resolution of all outstanding Claims against and Interests in the Debtor, and (iii) the recapitalization of the Debtor's capital structure which will provide the working capital the Debtor needs to continue to service its customers.  The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C § 1129.

Please refer to the Disclosure Statement, distributed herewith, for a discussion of the Debtor’s history and businesses, the background, a summary and analysis of the Plan, and certain related matters.  All holders of Claims against the Debtor entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.  Subject to certain restrictions and requirements set forth in the Plan, the Plan Proponents reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to its consummation.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

1.1           Definitions.

Certain capitalized terms used throughout the Plan are defined in this Article I.  Other capitalized terms found in the Plan shall have the meanings ascribed to such terms in the Bankruptcy Code or the Bankruptcy Rules (and shall be construed in accordance with the rules of construction thereunder).

Administrative Claim means a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Reorganization Case of preserving the Estate and operating the business of the Debtor, including wages, salaries or commissions for services,  compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a), 331 or 503(b) of the Bankruptcy Code for professionals of the Debtor, the Creditors' Committee, and all fees and charges assessed against the Estate under Section 1930 of Chapter 123 of Title 28, United States Code.

Allowed Administrative Claim means all or that portion of any Administrative Claim which (a) has been allowed by a Final Order, (b) was incurred by the Debtor in the ordinary course of its business during the Reorganization Case, (c) is allowed pursuant to the Plan, or (d) consists of fees and charges assessed against the Debtor under Section 1930 of Chapter 123 of title 28, United States Code.

Allowed Claim means that portion of any Claim, other than an Administrative Claim or a Contested Claim, (a) as to which no proof of claim has been filed and which is scheduled by the Debtor pursuant to Section 1111(a) of the Bankruptcy Code, unless scheduled as disputed, contingent or unliquidated; (b) as to which a proof of claim has been timely filed under Section 502 of the Bankruptcy Code and Bankruptcy Rule 3003, provided that (i) no objection to the allowance of such Claim or motion to disallow or expunge or limit recovery of such Claim has been interposed or (ii) if such objection or motion has been filed, such objection or motion has been overruled by a Final Order, or such Claim has been otherwise allowed by a Final Order (but only to the extent allowed); (c) a Claim against the Debtor that is allowed pursuant to Final Order; (d) a Claim that is allowed pursuant to the terms of this Plan or the Confirmation Order, (e) a Claim that is allowed in an amount pursuant to an agreement among the Creditor, the Debtor, and Holdings; (f) the DIP Factor Secured Claims, (g) the DIP Facility Secured Claims, (h) the Senior Notes Claims, and (i) the Subordinated Notes Claims.

Allowed Interest means an Interest that is of record as of the Distribution Record Date in a register that is maintained by or on behalf of the Debtor.

Amended and Restated Bylaws means the Amended and Restated Bylaws of Javo which shall be substantially in the form filed with the Court as part of the Plan Supplement and in form and substance acceptable to Holdings.

Amended and Restated Certificates of Incorporation means the Amended and Restated Certificate of Incorporation of Javo.  A copy of the form of Amended and Restated Certificate of Incorporation will be filed with the Court as part of the Plan Supplement and in form and substance acceptable to Holdings.

Assumed Contracts Schedule means the schedule of Executory Contracts and Unexpired Leases containing the Debtor's associated proposed Cure Amounts, as filed by the applicable date set forth in the Disclosure Statement Approval Order and as amended, modified or supplemented from time to time prior to the Confirmation Date.

Assumed Executory Contracts means collectively, the Executory Contracts and Unexpired Leases that (a) will or have been assumed under section 365 of the Bankruptcy Code by a Final Order, including the Confirmation Order; (b) assumed under section 365 of the Bankruptcy Code pursuant to the terms of the Plan; or (c) are the subject of a motion to assume pending on or before the Effective Date.

Ballots means the ballots accompanying the Disclosure Statement upon which holders of Impaired Claims entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the instructions regarding voting.

Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. § 2075 and the local rules of practice and procedure of the Court, as applicable, from time to time in the Reorganization Case.

Bar Date means, as applicable, the General Bar Date, Governmental Unit Bar Date, Rejection Bar Date, any bar date established for the filing or assert of Administrative Claims in this Plan or otherwise, and any other applicable claims bar date established by this Plan, the Bar Date Order, or other applicable order of the Court.

Bar Date Order means the Order (I) Establishing Bar Dates for Filing Proofs of Claim, (II) Approving Proof of Claim Form, Bar Date Notices and Mailing and Publication Procedures, (III) Implementing Uniform Procedures Regarding 503(b)(9) Claims, and (IV) Providing Certain Supplemental Relief, entered by the Court on [February 11, 2011].

Bunn means Bunn-O-Matic Corporation.

Bunn Purchase Agreement means that Certain Master Purchase Agreement and Amended and Restated Security Agreement dated June 25, 2009 by and between Javo and Bunn-O-Matic Corporation.

Bunn-O-Matic Secured Claims means the Secured Claims of Bunn arising under the Bunn Purchase Agreement.

Business Day means any day except Saturday, Sunday or a "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

Cash means cash and cash equivalents.

Claim means a claim against the Debtor, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

Class means a category of holders of Claims or Interests as classified in Article III of the Plan pursuant to Section 1123(a)(1) of the Bankruptcy Code.

Company means Javo.

Confirmation Date means the date on which the Court enters the Confirmation Order.

Confirmation Order means the order confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

Contract Objection means any objection filed by a non-Debtor party to an Assumed Executory Contract to (i) the Cure Amounts listed by the Debtors in the Assumed Contracts Schedule and (ii) the proposed assumption of the Assumed Executory Contracts.

Contract Objection Deadline means the deadline specified in the Disclosure Statement Approval Order for the filing of Contract Objections.

Contested Claim means any Claim with respect to which the Debtor, the Reorganized Debtor, or a party in interest, as the case may be, has filed an objection to the allowance of such Claim or a motion to expunge or limit the recovery of such Claim and as to which any such objection or motion has not been withdrawn or overruled by a Final Order.

Convenience Class Claims means any Allowed General Unsecured Claim in an amount less than $5,000.

Court means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Reorganization Case, including the United States District Court of the District of Delaware to the extent reference of the Reorganization Case is withdrawn.

Creditor means any holder of a Claim.

Creditors' Committee means the Official Creditors' Committee appointed pursuant to Section 1102 of the Bankruptcy Code in the Reorganization Case.

Cure Amount  means the amount due to a non-Debtor contracting party based upon a Debtor's defaults under an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed pursuant to Bankruptcy Code section 365.

Debtor means Javo, when acting in its capacity as representative of the Estate and Debtor in Possession.

DIP Facility Secured Claims means the Administrative Claim and the Secured Claim of the DIP Lender arising under the DIP Lender Note.

DIP Facility Equity Distribution means 27.9% of the New Common Stock to be distributed to the DIP Lender on account of the DIP Facility Secured Claims, or such other greater or lower adjusted amount of New Common Stock depending on Net Equity Value on the Effective Date.

DIP Factor means Accord Financial Inc., in its capacity as lender under the DIP Factor Agreement.

DIP Factor Agreement means that certain Post-Petition Master Purchase and Sale Agreement between the Debtor and the DIP Factor as authorized by Order (i) Authorizing the Debtor to Sell Accounts Receivable Under a Postpetition Accounts Receivable Factor Program with Accord Financial, Inc.; (ii) Granting Liens and Providing Super-Priority Administrative Expense Status; (iii) Granting Adequate Protection; and (iv) Scheduling Final Hearing (D.I. 33).

DIP Factor Secured Claims means the Administrative Claim and the Secured Claim of the DIP Factor arising under the DIP Factor Agreement.

DIP Lender means Holdings in its capacity as lender under the DIP Lender Note.

DIP Lender Note means the Senior Secured Super-Priority Debtor-in-Possession Revolving Promissory Note dated January 25, 2011 issued by the Debtor in favor of the DIP Lender.

Disclosure Statement means the Disclosure Statement filed with the Court on February 7, 2011, as it may be amended, modified or supplemented (and all exhibits or schedules annexed thereto or referenced therein), which relates to the Plan and which has been prepared and distributed in accordance with Sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

Disclosure Statement Approval Order means the Final Order approving the Disclosure Statement.

Distribution Record Date means the Business Day immediately preceding the Effective Date.

Effective Date means a date selected by the Reorganized Debtor and Holdings that is no more than ten (10) Business Days following the date on which all conditions to the consummation of the Plan set forth in Section 8.2 of the Plan have been satisfied or waived.

Estate means the bankruptcy estate of the Company created by Section 541 of the Bankruptcy Code upon the commencement of the Reorganization Case.

Exchange Act means the Securities and Exchange Act of 1934, as amended.

Exchange Agent means the Reorganized Debtor.

Executory Contract means a contract (other than an Unexpired Lease) to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

Exit Financing means the post-confirmation credit facility obtained by Reorganized Debtor.

Exit Facility Advance means the funds advanced under the Exit Financing on the Effective Date.

Exit Financing Agreement means the agreement documenting the terms and conditions of the Exit Financing.

Exit Financing Lender means Holdings, or a third party at Holdings' sole option, or such other Entity that joins or replaces Holdings under the Plan Sponsor Agreement.

File, Filed or Filing means file, filed or filing with the Court in the Reorganization Case or if in connection with a Proof of Claim, with Kurtzman Carson Consultants LLC, the Debtor's claims agent.

Final Order means an order or judgment entered by the Court or any other court exercising jurisdiction over the subject matter and the parties (i) that has not been reversed, stayed, modified or amended, (ii) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending, and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired.

General Bar Date means (i) March 18, 2011, the date set by the Court as the last date for filing proofs of Claims against the Debtor by all Entities other than Governmental Units.

General Unsecured Claim means an unsecured Claim against the Debtor that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Class Claim, Senior Notes Claim or Subordinated Notes Claim.

Holdings means Coffee Holdings LLC.

Holdings Prepetition Note means that certain secured revolving promissory note, dated January 6, 2011, between Holdings and the Debtor.

Interest means the legal and equitable rights of ownership and any document or writing evidencing such right of ownership, including any equity security in a Debtor, or any issued, unissued, authorized, or outstanding shares of stock together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto, or a partnership, limited liability company, or similar interest in the Debtor, and including, without limitation, the rights and Claims arising from and relating to the issued and outstanding shares of Old Preferred Stock and Old Common Stock of the Debtor or the rights and Claims arising from and relating to the owners of Old Warrants and Options issued by the Debtor.

Investors means those Entities that entered into those certain Securities Purchase Agreements with Javo, dated April 6, 2009.

Javo means Javo Beverage Company, Inc., a Delaware corporation.

Management Incentive Plan means that certain agreement providing for the reservation of stock options or other similar rights on a fully diluted basis to present and future employees, officers and directors of the Reorganized Debtor to be designated by the Board of Directors of Reorganized Debtor after the Effective Date.  The Management Incentive Plan shall be in form and substance acceptable to Holdings.

Net Equity Value means the value of the New Common Stock on the Effective Date as determined though deducting the balances on the Effective Date of the DIP Factor Secured Claims, Prepetition Factor Secured Claims, the Bunn-O-Matic Secured Claims, Other Secured Claims, the Exit Facility Advance, and the aggregate amount of Promissory Notes issued to holders Allowed General Unsecured Claims from the Total Enterprise Value of the Reorganized Debtor on the Effective Date.

New Common Stock means the shares of Reorganized Debtor's new common stock.

New Senior Exit Facility Agreement means the loan agreement under which the New Senior Exit Facility Notes will be issued.  A copy of the form of New Senior Exit Facility Agreement or term sheet will be filed with the Court as part of the Plan Supplement.  If not part of the Plan Supplement,  the New Senor Exit Facility Agreement will be filed with Court prior to the Effective Date and shall be in form and substance acceptable to Holdings.

New Senior Exit Facility Notes means the Senior Secured Promissory Notes of Reorganized Debtor, dated as of the Effective Date, issued pursuant to the New Senior Exit Facility Agreement.  A copy of the form of New Senior Exit Facility Notes or term sheet will be filed with the Court as part of the Plan Supplement.  If not part of the Plan Supplement, the New Senor Exit Facility Notes will be filed with Court prior to the Effective Date and shall be in form and substance acceptable to Holdings.

Note Cash Payment means the pro rata share of a cash distribution equal to the value of the New Common Stock to be distributed under the Plan to Investors holding Subordinated Unsecured Notes less a discount rate determined by Holdings at the time the order approving the Disclosure Statement is entered by the Court.

Old Common Stock means the common stock issued by the Debtor and outstanding immediately prior to the Distribution Record Date and all claims arising from or related to the purchase or sale of the Old Common Stock, including, without limitation, those claims described in Section 510(b) of the Bankruptcy Code.

Old Preferred Stock means all the preferred stock, par value $0.001 per share,  issued by the Debtor and outstanding immediately prior to the Distribution Record Date and all rights and claims arising thereunder, including the liquidation preference of $10 per share in the event of a change of control and those claims described in Section 510(b) of the Bankruptcy Code.

Old Warrants and Options means the warrants and/or options outstanding immediately prior to the Effective Date to purchase Old Common Stock and the rights under any Restricted Stock Award Agreement.

Other Priority Claim means a Claim against the Debtor entitled to priority under Bankruptcy Code section 507(a), other than an Administrative Claim or a Priority Tax Claim.

Other Secured Claims means a Secured Claim other than Bunn-O-Matic Secured Claims, Prepetition Factor Secured Claims, DIP Facility Secured Claims and DIP Factor Secured Claims.

Petition Date means January 24, 2011, the date Javo filed its Chapter 11 bankruptcy petition.

Plan means this Plan of Reorganization, together with any exhibits or schedules attached hereto, as they may be amended, modified or supplemented from time to time in accordance with the provisions set forth herein, the Bankruptcy Code and the Bankruptcy Rules.

Plan Supplement means the compilation(s) of documents and forms of documents, specified in the Plan, that the Debtor will file with the Court on or before the date that is (a) ten (10) days before the Voting Deadline, or (b) set by the Court for the filing of such documents and forms of documents.  All documents contained in the Plan Supplement shall be in form and substance acceptable to Holdings.

Plan Commitment Letter means that certain agreement between the Debtor and Holdings dated January 23, 2011 through which Holdings agreed to fund this Plan as provided for therein.

Post-petition Trade Claim means any Claim against the Debtor arising from or with respect to the sale of goods or services to the Debtor after the Petition Date.

Prepetition Factor means Accord Financial Inc., in its capacity under the Prepetition Factor Agreement and Prepetition Factor Term Loan.

Prepetition Factor Agreement means that certain Master Purchase and Sale Agreement between the Debtor and the Prepetition Factor.

Prepetition Factor Secured Claims means the Secured Claim of the Prepetition Factor arising under the Prepetition Factor Agreement and the Prepetition Factor Term Loan.

Prepetition Factor Term Loan means that certain Amended and Restated Promissory Note (Equipment Term Loan) dated April 23, 2010 issued by Debtor in favor of the DIP Factor.

Priority Claim means a Claim against the Debtor for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

Professional Service Agreement means the agreement which will be entered into by the Reorganized Debtor with Holdings as soon as practicable following the Effective Date, under which Holdings, or its agents, will provide certain consulting services to the Reorganized Debtor.  A copy of the Professional Service Agreement will be filed with the Court as an exhibit to the Plan Supplement.  The Professional Service Agreement shall be in form and substance acceptable to Holdings.

Promissory Note means a non-transferable promissory note, due twelve months following the Effective Date, bearing interest at 8% per annum, payable in two semi-annual payments of interest and principal, with no penalty or premium if paid prior to maturity.  A copy of the form of the Promissory Note will be filed with the Court as an exhibit to the Plan Supplement and shall be in form and substance acceptable to Holdings.

Rejection Bar Date means, with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, the later of (i) March 18, 2011, or (ii) the earlier of (a) the date set forth in any order authorizing rejection of such Executory Contract or Unexpired Lease (b) or thirty (30) days after the Effective Date.

Released Parties means collectively, Holdings, its present members, partners, investors directors, officers, employees, subsidiaries, affiliates, representatives, attorneys, financial or other professional advisors, or other agents and any of such parties’ successors and assigns, and the Debtor's present officers, directors, employees, representatives, attorneys, financial or other professional advisors, or other agents and any of such parties’ successors and assigns.

Reorganization Case means the Debtor's case commenced under Chapter 11 of the Bankruptcy Code.

Reorganized Debtor means the Debtor on or after the Effective Date.

Secured Claim means any Claim of a creditor secured by a valid, perfected and enforceable lien on any property of the Estates, but only to the extent such Claim constitutes a secured claim under Section 506 or 1111(b) of the Bankruptcy Code.

Securities Act means the Securities Act of 1933, 15 U.S.C. Sections 771-77aaa, as now in effect or hereafter amended.

Security means Senior Unsecured Note, Subordinated Secured Note, Old Preferred Stock, Old Common Stock, and Old Warrants and Options.

Senior Unsecured Notes means those certain Senior Subordinated 12% Notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated November 17, 2009 by and between the Company and Holdings.

Senior Notes Claims means the Allowed Claims arising from or relating to the Senior Unsecured Notes in accordance with the terms thereof, including all pre-petition and post-petition interest accrued on the Senior Unsecured Notes through the Effective Date.

Senior Notes Equity Distribution means 53.3% of the New Common Stock to be distributed to the holders of Senior Notes Claims or such other greater or lower adjusted amount of New Common Stock depending on Net Equity Value on the Effective Date.

Shareholders Agreement means the Shareholders Agreement affecting the rights of the holders of New Common Stock, and management stock options exercisable for New Common Stock.  A copy of the form of the Stockholder Agreement will be filed with the Court as an exhibit to the Plan Supplement.

Subclass means a category of holders of Claims or Interests within a Class.

Subordinated Unsecured Notes means those certain Senior Subordinated 10% Notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated April 6, 2009 by and between Holdings and the Company and those certain Senior Subordinated 10% Notes issued by the Company to Investors pursuant to those certain Securities Purchase Agreements, dated April 6, 2009 by and between the Company and respective Investor, ranking pari passu with each other but in each case subordinated to the Senior Unsecured Notes.

Subordinated Notes Claims means the Allowed Claims arising from or relating to the Subordinated Unsecured Notes in accordance with the terms thereof, including all pre-petition interest accrued on the Subordinated Unsecured Notes through the Petition Date.

Subordinated Notes Equity Distribution means 18.8% of the New Common Stock to be distributed to the holders of Subordinated Notes Claims or such other greater or lower adjusted amount of New Common Stock depending on Net Equity Value on the Effective Date

Tax Claim means a Claim for an amount entitled to priority under Section 507(a)(7), 507(a)(8) and 502(i) of the Bankruptcy Code, other than a Claim for a penalty.

Total Enterprise Value means $16,500,000.

Voting Deadline means the date fixed by the Court by which all Ballots for voting on the Plan must be returned.

Unexpired Lease means a lease to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code section 365

Unimpaired means a Claim or Interest that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.2           Rules of Interpretation, Computation of Time and Governing Law.

(a)           Rules of Interpretation.  For purposes of the Plan:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented; (d) if the Plan's description of the terms of an Exhibit is inconsistent with the terms of the Exhibit, the terms of the Exhibit shall control; (e) unless otherwise specified, all references in the Plan to Articles, Sections, Clauses and Exhibits are references to Articles, Sections, Clauses and Exhibits of or to the Plan; (f) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns, and affiliates; and (i) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with any other provision in this Section 1.2(a).

(b)           Computation of Time.  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

(c)           Governing Law.  Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

ARTICLE II

TREATMENT OF UNCLASSIFIED ADMINISTRATIVE AND TAX CLAIMS

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims, as described below, have not been classified.

2.1           Administrative Claims.  Unless otherwise agreed to by the Debtor, Holdings, and the Entity claiming an Allowed Administrative Claim, each holder of an Allowed Administrative Claim (other than a Professional Fee Claim, the DIP Factor Secured Claim, and the DIP Facility Secured Claims) shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Administrative Claim; provided, however, that Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of its business during the Reorganization Case shall be paid in the ordinary course of business, and in accordance with any terms and conditions of any agreements relating thereto.

2.2           Professional Fee Claims.  Professional Fee Claims shall be treated in accordance with section 12.1 hereof.

2.3           Tax Claims.  Unless otherwise agreed to by the Debtor, Holdings, and the holder of an Allowed Tax Claim, each holder of a Allowed Tax Claim will receive cash equal to the unpaid portion of such Allowed Tax Claim on or as soon as practical after the later of (i) the Effective Date, and (ii) the date on which such Tax Claim becomes an Allowed Tax Claim; provided, however, that at the option of Reorganized Debtor, it may pay Allowed Tax Claims over a period not exceeding five (5) years after the date of assessment of the Allowed Tax Claim as provided in Section 1129(a)(9)(C) of the Bankruptcy Code.  If the Reorganized Debtor elects this option as to any Allowed Tax Claim, then the payment of such Allowed Tax Claim shall be made in equal semiannual installments with the first installment due on the latest of:  (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Allowed Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the holder of such Allowed Tax Claim and the Reorganized Debtor.  Each installment shall include simple interest on the unpaid portion of such Allowed Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Reorganized Debtor shall reserve the right to pay any Allowed Tax Claim, or any remaining balance of such Allowed Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty.

2.4           DIP Factor Secured Claims. The holder of the DIP Factor Secured Claims, in complete settlement, satisfaction and discharge of such claim, shall receive such treatment to be agreed upon by the DIP Factor, the Debtor, and Holdings.

2.5           DIP Facility Secured Claims.  The holder of the DIP Facility Secured Claims, in complete settlement, satisfaction and discharge of such claims, shall receive the DIP Facility Equity Distribution.

ARTICLE III

CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN DEBTOR

Pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code, the classification of the Claims and Interests listed below shall be for all purposes, including voting, confirmation and distribution.  A Claim or Interest is in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.  A Claim or Interest which is not an Allowed Claim or Interest is not in any class.

SUMMARY
Class		Status
Class 1 -	Other Priority Claims	Unimpaired; deemed to have accepted the Plan
Class 2 -	Prepetition Factor Secured Claims	Impaired; entitled to vote
Class 3	Bunn-O-Matic Secured Claims	Impaired; entitled to vote
Class 4 -	Other Secured Claims	Unimpaired; deemed to have accepted the Plan
Class 5 -	Convenience Class Claims	Unimpaired; deemed to have accepted the Plan
Class 6 -	General Unsecured Claims	Impaired; entitled to vote
Class 7	Senior Notes Claims	Impaired; entitled to vote
Class 8	Subordinated Notes Claims	Impaired; entitled to vote
Class 9 -	Old Preferred Stock	Impaired; deemed to have rejected the Plan
Class 10 -	Old Common Stock	Impaired; deemed to have rejected the Plan
Class 11 -	Old Warrants and Options	Impaired; deemed to have rejected the Plan

ARTICLE IV

TREATMENT OF CLASSES UNDER THE PLAN

4.1           Other Priority Claims.  Allowed Class 1 Other Priority Claims are Unimpaired.  Unless otherwise agreed to the Debtor and the Entity holding an Allowed Other Priority Claim, each holder of an Allowed Claim in Class 1 shall be paid the allowed amount of such Claim in full in Cash on the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim.

4.2           Prepetition Factor Secured Claims.  Allowed Class 2 Claims are Impaired.  The holder of the Allowed Class 2 Claim, in complete settlement, satisfaction and discharge of its Allowed Class 2 Claim, shall receive such treatment agreed upon by the Prepetition Factor, the Debtor, and Holdings.

4.3           Bunn-O-Matic Secured Claims.  The Allowed Class 3 Claims are Impaired.  The holder of the Allowed Class 3 Claims, in complete settlement, satisfaction and discharge of its Allowed Class 3 Claim, shall receive: (i) a payment as soon as practicable after the Effective Date in an amount equal $379,140.20 (the sum of the pre-petition accrued and unpaid interest of $107,706.81 plus 25% of the principal balance $271,433.39); (ii) a promissory note in the amount of $814,300.18, payable in three equal installments every two months commencing on the last day of the second month following the Effective Date until paid (iii) interest from and after the Effective Date on the unpaid principal amount of promissory note based on a 365 day year and actual days elapsed at a rate of eight percent (8%) per annum payable in arrears in cash commencing on the last day of the second month following the Effective Date; and (iv) a continued security interest in and lien on the collateral identified in the Bunn Purchase Agreement until the promissory note is paid in full.

4.4           Other Secured Claims.  Allowed Class 4 Other Secured Claims are Unimpaired. On the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim, in the sole discretion of the Reorganized Debtor, the holder of an Allowed Class 4 Other Secured Claim shall receive (i) reinstatement and unimpairment of its Allowed Class 4 Other Secured Claim or (ii) in full and complete satisfaction of its Allowed Class 4 Other Secured Claim (a) cash in the full amount of such claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such claims to the extent of the value of the holder’s secured interest in such collateral or (c) the collateral securing such claims and any interest on such claim required to be paid pursuant to section 506(b) of the Bankruptcy Code.

4.5           Convenience Class Claims.  Allowed Class 5 Claims are Unimpaired.  On the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim, each holder of an Allowed Convenience Class Claim, in complete settlement, satisfaction and discharge of its Class 5 Claim, shall receive a Cash payment in the full amount of such holder's Allowed Claim.

4.6           General Unsecured Claims.  Allowed Class 6 Claims are Impaired.  On the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim, each holder of an Allowed Claim in Class 6, in complete settlement, satisfaction and discharge of its Class 6 Claim, shall receive a Promissory Note in the amount of their respective Allowed Claim on the Effective Date.

4.7           Senior Notes Claims.  Allowed Class 7 Claims are Impaired.  On the Effective Date, the holder of Allowed Claims in Class 7, in complete settlement, satisfaction and discharge of its Class 7 Claims, shall receive the Senior Notes Equity Distribution.

4.8           Subordinated Notes Claims.   Allowed Class 8 Claims are Impaired.  On the Effective Date, each holder of Allowed Claims in Class 8, in complete settlement, satisfaction and discharge of its Class 8 Claims, shall receive its pro rata share of Subordinated Notes Equity Distribution; provided, however, each Investor holding an Allowed Subordinated Notes Claim shall be entitled to elect to receive the Note Cash Payment in lieu of receiving the Subordinated Notes Equity Distribution to be paid as soon as is practicable after the Effective Date.  Such election shall be made on the Ballot and returned by the Voting Deadline.  In the event a holder of Allowed Class 10 Claim elects to receive a Note Cash Payment, the pro rata Subordinated Notes Equity Distribution that it otherwise would have received shall be distributed to Holdings.

4.9           Old Preferred Stock.  Allowed Class 9 Interests are Impaired.  On the Effective Date, all Old Preferred Stock shall be automatically cancelled and extinguished and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Interests.

4.10           Old Common Stock.  Allowed Class 10 Interests are Impaired.  On the Effective Date, all Old Common Stock shall be automatically cancelled and extinguished and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Interests.

4.11           Old Warrants and Options.  Allowed Class 11 Interests are Impaired.  On the Effective Date,  all Old Warrants and Options, whether or not vested, shall be automatically cancelled and extinguished and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Interests.

ARTICLE V

GENERAL PROVISIONS REGARDING TREATMENT OF CLAIMS
AND INTERESTS AND DISTRIBUTIONS UNDER THE PLAN

5.1           Distributions.  Except as otherwise provided in the Plan, property to be distributed under the Plan to an Impaired Class (i) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim who holds an Allowed Claim as of the Effective Date, and (ii) shall be distributed to each holder of an Allowed Claim of that Class that is allowed after the Effective Date, to the extent allowed, as soon as practicable after the order of the Court allowing the Claim becomes a Final Order.  Common Stock distributed in respect of the Subordinated Unsecured Notes shall be deemed to have been distributed, first, in exchange for the outstanding principal amount of the Subordinated Unsecured Notes and, second, in exchange for accrued and unpaid interest, fees, costs and charges.  Property to be distributed under the Plan to a Class that is not Impaired or on account of an Administrative Claim shall be distributed on the latest of (i) the distribution dates specified in the preceding sentence, or (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Case.

5.2           Distribution Record Date.  As of the close of business on the Distribution Record Date, the transfer registers for the Old Preferred Stock and Old Common Stock as maintained by the Debtor or its agents, shall be closed.  Neither the Debtor, the Reorganized Debtor, nor the Exchange Agent shall have any obligation to recognize any transfer of the Old Preferred Stock or Old Common Stock occurring after the Distribution Record Date.

5.3           Exchange Agent.  The Exchange Agent shall distribute all the property to be distributed under the Plan, including, without limitation, the delivery of Cash, the New Senior Exit Facility Notes, the Promissory Notes, and the New Common Stock.

5.4           Unclaimed Distributions.  If any holder of a Claim entitled to a distribution directly from the Exchange Agent under the Plan cannot be located on the Effective Date, such distribution shall be set aside and maintained by the Exchange Agent.  If such person is located within one year of the Effective Date, such distribution shall be distributed to such person.  If such person cannot be located within one year of the Effective Date, any such distribution shall become the property of and shall be released to Reorganized Debtor, provided, however, that nothing contained in this Plan shall require the Exchange Agent to attempt to locate such person.

5.5           Prepayments.  Except as otherwise provided in this Plan or in the Confirmation Order, the Reorganized Debtor shall have the right to prepay, without penalty, all or any portion of any Allowed Claim at any time, plus any accrued and unpaid interest, if applicable.

5.6           Cash Payments.  Cash payments made pursuant to this Plan shall be in U.S. dollars and shall be made at the option and in the sole discretion of Reorganized Debtor by (i) checks drawn on, or (ii) wire transfers from a domestic bank.

5.7           Tax Reporting.  In accordance with section 346 of the Bankruptcy Code and in connection with the Plan and all distributions hereunder, the Debtor and the Reorganized Debtor shall, to the extent applicable, comply with all withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority.  The Debtor and the Reorganized Debtor shall be authorized to take any and all actions necessary and appropriate to comply with such requirements.  All distributions hereunder shall be subject to applicable legal withholding and reporting requirements.  As a condition of making any distribution under the Plan, Reorganized Debtor may require the holder of an Allowed Claim to provide such holder’s taxpayer identification number, and such other information, certification or forms as necessary to comply with applicable tax reporting and withholding laws.  Notwithstanding any other provision of this Plan, each Entity or governmental authority receiving a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of tax obligations on account of any such distribution.

5.8           Tax Provisions.  Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments of real or personal property executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax.  In addition, each of the relevant state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.9           Setoffs.  The Reorganized Debtor may, but shall not be required to, setoff against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claim the Debtor may have against such claimant.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1           Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor.  The Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all powers of a corporation under the laws of the state of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable law.  Except as otherwise expressly provided in the Plan, and subject to the liens granted to secure the Exit Financing, on the Effective Date, the Reorganized Debtor shall be vested with all of the property of its Estate free and clear of all claims, liens, encumbrances, charges and other interests, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court, including, without limitation, any contracts or leases entered into or assumed by the Debtor after the Petition Date; provided, however, that the Reorganized Debtor shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date, and, thereafter, the Reorganized Debtor may operate its business, sell its assets, and incur liabilities free of any restrictions imposed by the Bankruptcy Code or the Court.

6.2           Plan Implementation Steps.  On or as soon as practicable after the Effective Date (unless otherwise expressly indicated), the following actions shall be effectuated:

(a)           Amended and Restated Certificate of Incorporation.  The Reorganized Debtor shall file its Amended and Restated Certificate of Incorporation with the offices of the Secretary of State of Delaware.  The Amended and Restated Certificate of Incorporation shall, among other things, provide for the prohibition of the issuance of non-voting equity securities to the extent required by Section 1123(a) of the Bankruptcy Code and applicable case law.  After the Effective Date, the Reorganized Debtor may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by applicable state law.

(b)           Amended and Restated Bylaws.  The Reorganized Debtor shall adopt and effect its Amended and Restated Bylaws.

(c)           D&O Insurance.  Reorganized Debtor shall purchase or  take such other  actions that are necessary to renew, confirm or continue, as the case may be, director and officer tail insurance coverage in the same amount as the existing director and officer insurance policies in place as of the Petition Date for a term of not less than six years following the Effective Date.

(d)           Privatizing Reorganized Debtor.  Reorganized Debtor shall take all steps necessary to convert to and maintain itself as a privately held, non-reporting company, including but not limited to, filing the appropriate forms with the Securities and Exchange Commission and applicable stock exchanges and otherwise to ensure Reorganized Debtor will not be a reporting company under the Exchange Act.

(e)           Management Incentive Plan.  Reorganized Debtor shall adopt and implement the Management Incentive Plan.

(f)           Professional Service Contract.  Reorganized Debtor shall enter into a Professional Services Agreement with Holdings.

6.3           Exit Financing.  On the Effective Date, Exit Financing Lender shall provide the Reorganized Debtor with Exit Financing in an amount not to exceed $2.86 million to provide (i) post-emergence working capital of at least $500,000, and (ii) funds sufficient to pay all Administrative and Priority Expenses and other obligations under the Plan that are payable on the Effective Date.

6.4           Debt and Equity After Emergence.  On the Effective Date, Reorganized Debtor (i) shall issue, in accordance with the provisions of Article V, the New Senior Exit Facility Notes, the Promissory Notes, and the New Common Stock, and (ii) shall execute and deliver the New Senior Exit Facility Agreement and the Shareholders Agreement.

6.5           Cancellation of Securities and Agreements.  On the Effective Date, subject to the terms of the Plan, [the DIP Factor Agreement, Prepetition Factor Agreement, the Prepetition Factor Term Loan, the DIP Lender Note,] the Senior Unsecured Notes, the Subordinated Unsecured Notes,  Old Preferred Stock, Old Common Stock, and Old Warrants and Options, and all documentation related thereto shall be deemed automatically canceled and surrendered, shall be of no further force, whether actually surrendered for cancellation or otherwise, and the obligations of the Debtor and the Reorganized Debtor, if any, thereunder or in any way related thereto shall be released and discharged.

6.6           Directors.  Upon the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the board of directors who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtor.  The Amended and Restated Bylaws shall govern the size and composition of the Board of Directors, and Holdings shall nominate and appoint all directors.  The names of each of the director nominees shall be disclosed and made a part of the Plan Supplement.  All such directors shall be deemed elected, and those directors not continuing in office shall be deemed removed therefrom, effective on the Effective Date, pursuant to the Confirmation Order.  Such directors' tenure and the manner of selection of new directors shall be initially as provided in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

6.7           Officers.  The initial officers of the Reorganized Debtor shall be disclosed as part of the Plan Supplement.  After the Effective Date, such officers shall serve until such time as they may resign, be removed or be replaced by the board of directors of the Reorganized Debtor.

6.8           Employment Contracts.  From and after the Effective Date, the Reorganized Debtor may enter into employment contracts with their respective officers, agents or employees.

6.9           Section 1145.

(a)           Confirmation of the Plan shall constitute a determination, in accordance with section 1145 of the  Bankruptcy Code, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b), as set forth below) section 5 of the 1933 Act and any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer, sale, or issuance of any securities under the Plan (including the  shares of New Common Stock).

(b)           Certificates evidencing shares of New Common Stock that are received by holders of ten percent or more of the outstanding New Common Stock calculated on a fully diluted basis or by holders that are otherwise underwriters as defined in Bankruptcy Code section 1145(b) with respect to the securities shall bear a legend substantially in the form below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON MAY __, 2011 PURSUANT TO THE PLAN OF REORGANIZATION OF JAVO BEVERAGE COMPANY, INC.  AND CONFIRMED BY THE BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, ON MAY __, 2011.  THESE SECURITIES WERE ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145, AND HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAW, AND TO THE EXTENT THAT THE HOLDER OF THESE SECURITIES IS AN “UNDERWRITER” AS DEFINED IN SECTION 1145(b)(1) OF THE BANKRUPTCY CODE, THESE SECURITIES MAY NOT BE TRANSFERRED, OFFERED, ASSIGNED, SOLD, DONATED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS OR (ii) REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE CANNOT BE TRANSFERRED IN A TRANSACTION WHICH WOULD CAUSE THE COMPANY TO BE SUBJECT TO THE REPORTING REQUIREMENTS OF THE EXCHANGE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF MAY __, 2011.  THE SHAREHOLDERS AGREEMENT AND THE ARTICLES AND RESTATED BYLAWS OF THE COMPANY CONTAIN, AMONG OTHER THINGS, SIGNIFICANT RESTRICTIONS ON TRANSFER OF THE SECURITIES OF THE COMPANY.  COPIES OF THE SHAREHOLDERS AGREEMENT AND THE ARTICLES OF ASSOCIATION ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SECURITY UPON WRITTEN REQUEST.

6.10           Fractional Shares.

(a)           DIP Facility Secured Claims Exchange.  Whenever any distribution of a New Common Stock would otherwise provide for distribution of a fractional share of New Common Stock to the holder of DIP Facility Secured Claims, the actual New Common Stock issued shall reflect a rounding of such fraction to the nearest whole share (up or down).

(b)           Senior Notes Claims Exchange.  Whenever any distribution of a fraction of a share of New Common Stock to the holder of  Allowed Class 9 Claims would otherwise be called for, the actual distribution shall reflect a rounding of such fraction to the nearest whole share (up or down).

(c)           Subordinated Notes Claims Exchange.  Whenever any distribution of a fraction of a share of New Common Stock to any holder of the Allowed Class 10 Claims would otherwise be called for, the actual distribution shall reflect a rounding of such fraction to the nearest whole share (up or down).

6.11           Corporate Action.  The adoption of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the selection of directors and officers for the Reorganized Debtor, the issuance and distribution of the New Senior Exit Facility Notes, the Promissory Notes, and the New Common Stock, the execution and delivery of any other contract, instrument, release, document or agreement, and any of the other matter provided for under the Plan involving the corporate action to be taken by or required of the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtor or the Reorganized Debtor.

6.12           Other Documents and Actions.  The Debtor and the Reorganized Debtor may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

6.13           The Shareholders Agreement.  All persons receiving New Common Stock or any other option to acquire New Common Stock (including persons granted options pursuant to the Management Incentive Plan) shall be deemed to be parties to the Shareholders Agreement, whether or not such persons actually execute a counterpart to the Shareholders Agreement, and all New Common Stock, and any other option to acquire New Common Stock shall be subject to the Shareholders Agreement.  The Shareholders Agreement shall be in form and substance acceptable to Holdings.

ARTICLE VII

ACCEPTANCE OR REJECTION OF THE PLAN

7.1           Presumed Acceptance of Plan.  The Claims in Classes 1, 4, and 5 are Unimpaired under the Plan and the holders of such Claims are conclusively presumed to have accepted the Plan.

7.2           Deemed Non-Acceptance of Plan.  Holders of Interests in Classes 9, 10, and 11 are deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan.

7.3           Voting Classes.  The Claims in Classes 2, 3, 6, 7, and 8 are Impaired; consequently, the holders of Claims in such Classes are entitled to vote to accept or reject the Plan in accordance with the terms of the Plan and the Disclosure Statement Approval Order.

7.4           Acceptance by Impaired Classes of Claims.  An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than those designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than those designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

7.5           Non-Consensual Confirmation.  The Debtor shall seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Classes 9, 10, and 11.  In the event that any other Impaired Class of Claims does not accept the Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtor hereby requests that the Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code.  Subject to Section 1127 of the Bankruptcy Code, the Debtor, with the approval of Holdings, reserves the right to modify the Plan to the extent that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1           Conditions to Confirmation. The following are conditions precedent to Confirmation of the Plan:

(a)           the Plan satisfies each of the requirement of section 1129 of the Bankruptcy Code, as applicable;

(b)           the proposed Confirmation Order and the Plan shall be in all respects acceptable to the Debtor and Holdings: and

(c)           The Confirmation Order shall be entered no later than ninety days (90) following the filing of the Plan.

8.2           Conditions to the Effective Date.  The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article VIII  hereof:

(a)           the Confirmation Order shall contain the provisions set forth in Section 8.1 of the Plan and the Confirmation Order shall have become a Final Order;

(b)           the Reorganized Debtor shall have received Exit Financing Advance sufficient to pay in full the Claims required to be paid in Cash on the Effective Date and to provide the Reorganized Debtor with not less than $500,000 in working capital after Effective Date payments have been made;

(c)           Holdings shall have provided the Reorganized Debtor the funds sufficient to satisfy the aggregate Note Cash Payments to Investors that elected to receive such payments;

(d)           the effectiveness of the Confirmation Order shall not have been stayed and any motion for reconsideration or rehearing shall have been denied or overruled by a Court of competent jurisdiction;

(e)           Reorganized Debtor shall have purchased, renewed, confirmed or continued, as the case may be, the director and officer tail insurance coverage relating to director and officer insurance policies that were in place on the Petition Date for a term of not less than six years following the Effective Date;

(f)           Reorganized Debtor shall not be a reporting company under the Exchange Act;

(g)           all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

(h)           Holdings shall have received all accrued fees, costs, charges and expenses (including the fees and expenses of Dechert LLP) incurred in connection with the restructuring of the Debtor; and

(i)           The Shareholders Agreement and the Professional Service Agreement shall be executed and in form and substance acceptable to Holdings.

8.3           Waiver of Conditions.  The Debtor, with the consent of Holdings, may waive any condition set forth in this Article VIII at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan.

ARTICLE IX

EFFECTS OF PLAN CONFIRMATION

9.1           Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, all present and former holders of Claims and Interests, whether or not such holders will receive or retain any property or interest in property under the Plan, and their respective successors and assigns.

9.2           Discharge of All Claims and Interest.  Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan,  the distributions, rights and treatment provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims and Interests of any nature whatsoever  against the Debtor and any of the Estate's property, whether such Claims or Interests arose before or during the Bankruptcy Case or in connection with implementation of the Plan, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtor or its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and causes of action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not: (i) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtor  with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Reorganization Case shall be deemed cured on the Effective Date.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall void any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim or Interest), and operate as an injunction against the prosecution of any action against the Reorganized Debtor or the Estate's property (to the extent it relates to a discharged Claim or Interest).  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

9.3           Terms of Bankruptcy Stay and Injunctions.  All injunctions or stays provided for in the Bankruptcy Case under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.  Upon the Effective Date, the injunctions provided in Article IX  shall apply.

9.4           Satisfaction of Subordination Rights. All Claims against the Debtor and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtor, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to holders of Claims or Interests  having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date.  Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim or Interest by reason of any subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

9.5           Compromise and Settlement of Claims, Interests, and Controversies. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, its Estate, and holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtor may compromise and settle Claims against it.

9.6           Debtor Release.  Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtor, the Reorganized Debtor, and the estate from (and the Debtor shall be permanently enjoined from bringing) any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or the estate would have been legally entitled to assert in its own right or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Reorganization Case, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Reorganization Case, the negotiation, formulation, or preparation of the Plan and the Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

9.7           Releases by Holders of Claims.  Except as otherwise provided in the Plan, for good and valuable consideration, on and after the Effective Date, each holder of a Claim related to or against the Debtor (whether or not Allowed), and each Person or Entity participating in exchanges and distributions under or pursuant to the Plan, for itself and its respective successors, assigns, transferees, current and former officers, directors, agents and employees, in each case in their capacity as such shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor's recapitalization, the Reorganization Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Reorganization Case, the negotiation, formulation, or preparation of the Plan and the Disclosure Statement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor or a Released Party that constitutes willful misconduct or gross negligence; provided that the release pursuant to this section shall not apply to the holder of a Claim who opts out of this release pursuant to the terms set forth in the Ballots and the Disclosure Statement Approval Order.

Notwithstanding anything to the contrary in the foregoing paragraph, the release herein does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

9.8           Exculpation.  Except as otherwise specifically provided in this Plan, the Debtor, the Reorganized Debtor and the Released Parties shall not have or incur any claim, obligation, cause of action or liability to one another or to or from any holders of Claims or Interests, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Case, negotiation and filing of the Plan, filing the Bankruptcy Case, the pursuit of Confirmation of the Plan, the Plan Commitment Letter, the consummation of the Plan and the execution of all documents and issuance of all securities thereunder, the administration of the Plan or the property to be liquidated and/or distributed under the Plan, except for their willful misconduct, gross negligence, or fraud as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

9.9           Injunction. Except as otherwise expressly provided in the Plan or for obligations issued or continued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests in or against the Debtor are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or estate on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

9.10           Retention of Causes of Action/Reservation of Rights.

(a)           Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtor or the Reorganized Debtor may have currently or which the Reorganized Debtor may choose to assert on behalf of its Estate under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation, (i) the avoidance of any transfer by or obligation of the Company or the Debtor or (ii) the turnover of any property to the Estate, all of which are expressly reserved by the Plan.

(b)           Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtor had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or Unimpaired by the Plan.  The Reorganized Debtor shall retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 case had not been commenced; and the Reorganized Debtor's legal and equitable rights respecting any Claim left unaltered or Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 case had not been commenced.

(c)           Notwithstanding any provision of this Plan or the Disclosure Statement, or any exhibit hereto or thereto, or the Confirmation Order, nothing herein or in the Disclosure Statement, in any exhibit hereto or thereto or in the Confirmation Order shall affect any rights preserved pursuant to Section 9.10 of this Plan.

9.11           Post-Consummation Effect of Evidences of Claims or Interests.  Outstanding notes, loan agreements, stock certificates, and other evidences of Claims against or Interests in the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions, if any, contemplated by the Plan.

ARTICLE X

ALLOWANCE OF CLAIMS; CONTESTED
CLAIMS AND CONTESTED INTERESTS

10.1           Allowance of Senior Notes Claims.  Senior Notes Claims shall be Allowed in an aggregate principal amount equal to $5,200,000, plus accrued but unpaid interest up to the Petition Date in the amount of $641,755 plus all accrued but unpaid interest after the Petition Date through the Effective Date.

10.2           Allowance of Subordinated Notes Claims.  Subordinated Notes Claims shall be Allowed in an aggregate principal amount equal to $22,500,000, plus accrued unpaid interest up to the Petition  Date in the amount $671,095.

10.3           Objections to Claims.  The Debtor and the Reorganized Debtor  may object to the allowance of any Claim filed in the Reorganization Case.  All objections shall be litigated to a Final Order; provided, however, that the Debtor or the Reorganized Debtor, as the case may be, may compromise and settle any objections to Claims,  without approval of the Court, and may seek Court estimation of Contested Claims pursuant to Section 502(c) of the Bankruptcy Code.

10.4           Distributions.  At such time as a Contested Claim becomes an Allowed Claim, in whole or in part, the holder of such Claim shall receive the property that would have been distributed to such holder under the Plan if such Allowed Claim was an Allowed Claim on the Effective Date.  Such distributions shall be made as soon as practicable after the date that the order or judgment of the Court allowing such Claim becomes a Final Order.  In the event there are Contested Claims requiring adjudication and resolution, the Debtor reserves the right, or upon order of the Court, to establish appropriate reserves for satisfaction of those Contested Claims.

ARTICLE XI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

11.1           Assumption of Executory Contracts and Unexpired Leases.  On the Effective Date, and to the extent permitted by applicable law all executory contracts and unexpired leases of the Debtor shall be assumed in accordance with the provisions of Section 365 and Section 1123 of the Bankruptcy Code, excluding (a) any and all Executory Contracts or Unexpired Leases which are the subject of separate motions for approval to reject filed pursuant to Section 365 of the Bankruptcy Code by the Debtor prior to the commencement of the hearing on confirmation of the Plan, (b) such contracts or leases as are listed on any "Schedule of Rejected Executory Contracts and Unexpired Leases" filed by the Debtor on or before occurrence of the Confirmation Date (provided the Debtor shall retain the right to modify such schedule on or before the Effective Date), all of which contracts or leases shall be deemed rejected pursuant to the provisions of Section 365 and Section 1123 of the Bankruptcy Code, and (c) any and all Executory Contracts or Unexpired Leases rejected prior to entry of the Confirmation Order.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of its business.

11.2           Insurance Policies.  All of the Debtor’s insurance policies including, without limitation, insurance policies for the Debtor’s directors and officers, and any agreements, documents or instruments relating thereto, are treated as Executory Contracts under the Plan.  Nothing contained in this section shall constitute or be deemed a waiver of any cause of action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor’s policies of insurance.

11.3           Cure Amounts. No later than the date specified in the Disclosure Statement Approval Order, the Debtor shall file an Assumed Contracts Schedule containing a list of the Assumed Executory Contracts and the associated Cure Amounts.  The non-Debtor parties to the Assumed Executory Contracts shall have until the Contract Objection Deadline to object to (i) the Cure Amounts listed by the Debtor and propose alternative Cure Amounts, and/or (ii) the proposed assumption of the Assumed Executory Contracts.  Any Contract Objection must be filed with the Court on or before the Contract Objection Deadline and will be heard and determined by the Court.  Any such Contract Objection not filed by the Contract Objection Deadline shall be waived and forever barred.

11.4           Deemed Assumption Subject to Revocation.  To the extent the Court has not determined by the Effective Date the amount of any Cure Amount that is subject to a pending objection, the Executory Contract or Unexpired Lease related to such Cure Amount shall, at the option of the Reorganized Debtor, be deemed assumed by the Reorganized Debtor effective on the Effective Date; provided, however, the Reorganized Debtor may revoke an assumption of any Executory Contract or Unexpired Lease within ten (10) days after entry of an order by the Court adjudicating the objection to the Cure Amount related to such Executory Contract and Unexpired Lease by filing a notice of such revocation with the Court and serving a copy on the party(ies) whose Executory Contract or Unexpired Lease is rejected.  Any Executory Contract or Unexpired Lease identified in such revocation notice shall be deemed rejected retroactively on the Effective Date.  Any party whose Executory Contract is rejected pursuant to a revocation notice may file a claim arising out of such rejection within thirty (30) days after such revocation notice is filed with the Court, and any such rejection claim not filed by that deadline shall be discharged and forever barred.  The Reorganized Debtor shall have the right to object to any such rejection claim.

11.5           Payment of Cure Amounts.  Within twenty (20) Business Days after the Effective Date, Reorganized Debtor shall pay all Cure Amounts that are not disputed by the Debtor or Reorganized Debtor.  Unless otherwise ordered by the Court, the Reorganized Debtor shall pay all Cure Amounts that are disputed by the Debtor or Reorganized Debtor on the later of the date that is twenty (20) Business Days after (i) the Contract Objection Deadline, or (ii) the date of entry of a Final Order resolving the dispute or approving an agreement between the parties concerning the Cure Amount.

11.6           Rejection Claims.  Claims Based on Rejection of Executory Contracts or Unexpired Leases.  Any Claims arising out of the rejection of contracts or leases must be filed with the Court by the Rejection Bar Date.  Any Claims not filed within such time will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property.  Unless otherwise provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be treated as Class 8 Claims.

11.7           Reservation of Rights.  Neither the exclusion nor inclusion of any contract or lease by the Debtor on any Exhibit to the Plan, nor anything contained in the Plan, will constitute an admission by the Debtor or the Reorganized Debtor that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or the Debtor or the Reorganized Debtor has any liability there under.  Nothing in the Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, rights of action, or other rights of the Debtor or the Reorganized Debtor under any Executory Contract or non-Executory Contract or any Unexpired Lease or expired lease.  Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any Executory Contract or non-Executory Contract or any Unexpired Lease or expired lease.

ARTICLE XII

    ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

12.1           Bar Date for Administrative Claims and Professional Fee Claims.
7
(a)           Final Fee Applications For Professionals.  All applications for final compensation of professional persons (including counsel for the Debtors and the Committee but excluding counsel for Holdings) for services rendered and reimbursement of expenses incurred on or before the Effective Date must be Filed no later than 45 days after the Effective Date.  Substantial contribution requests, if any, under section 503(b) of the Bankruptcy Code shall also be Filed no later than 45 days after the Effective Date.  Objections, if any, to final fee applications and such requests must be Filed and served on Reorganized Debtor, the requesting professional and the Office of the United States Trustee no later than twenty days from the date on which each such final fee application is served and Filed.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the allowed amounts of such professional's Administrative Claims shall be determined by the Court.  The Reorganized Debtor shall be responsible for payment of any final fee applications approved by the Court after application of any retainers being held by any such professional person.

(b)            Other Administrative Claims.  All requests for payment of administrative costs and expenses incurred on or before the Effective Date under Section 507(a)(1) or 507(b) of the Bankruptcy Code or the terms hereof (except only for Post-petition Trade Claims incurred in the ordinary course of business and claims under 28 U.S.C. § 1930) shall be filed no later than 45 days after the Effective Date.

(c)           Effect of Failure to Timely File Claim or Request for Payment.  Any request for payment of an Administrative Claim which is not filed by the applicable deadline set forth above shall be barred.  Under no circumstance will the applicable deadlines set forth above be extended by order of the Court or otherwise.  Any holder of an Administrative Claim who is required to file a claim or request for payment of such Claim or expenses and who does not file such claim or request by the applicable bar date shall be forever barred from asserting such Claim or expense against the Debtor, the Reorganized Debtor, any property of the Debtor or the Reorganized Debtor, or any distributions under the Plan.

12.2           Employment of Professionals After the Effective Date.   From and after the Effective Date, any requirement that professionals comply with Bankruptcy Code sections 327 through 331 or any order previously entered by the Court in seeking retention or compensation for services rendered or expenses incurred after such date will terminate.

ARTICLE XIII

RETENTION OF JURISDICTION

13.1           Retention of Jurisdiction.  Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain exclusive jurisdiction to the fullest extent permitted by law for the purposes of resolving all disputes and other issues presented or arising under this Plan including, without limitation, to (a) determine any Contested Claims, (b) determine requests for payment of Claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and the Reorganized Debtor, (e) modify the Plan pursuant to Section 14.1 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date, (g) allow, disallow, estimate, liquidate or determine any Claim and enter or enforce any order requiring the filing of any such Claim before a particular date, provided that, the Court's jurisdiction shall be concurrent, not exclusive, after the Effective Date with respect to the enforcement and adjudication of Claims that are Unimpaired, (h) determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and hear and determine, and if need be to liquidate, any and all Claims arising therefrom, (i) determine any actions or controversies arising under or in connection with the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement created in connection with the Plan or the Disclosure Statement and enforce any orders related thereto, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, and (k) enter a final decree closing the Reorganization Case.

13.2           Failure of Court to Exercise Jurisdiction.  If the Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including the matters set forth in this Article XII, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

13.3           Dissolution of Creditors' Committee.  The appointment of the Creditors’ Committee shall terminate on the Effective Date.  The Creditors’ Committee may appear at the hearing to consider applications for final allowances of Professional Fee Claims.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1           Modification of Plan.  The Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or modify the Plan prior to the entry of the Confirmation Order.  After the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

14.2           Debtor Withdrawal of Plan.  The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.  If the Debtor revokes or withdraws the Plan under this Section, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void.  In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Interests in the Debtor or to prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor.

14.3           Holdings Withdrawal of Plan.   Upon written notice to the Debtor, Holdings may demand the Debtor to withdraw the Plan and Disclosure Statement and, in lieu of the Plan, seek to effectuate a restructuring of the Debtor’s liabilities pursuant to a sale process under section 363 of the Bankruptcy Code.  Upon receipt of such written notice by Holdings to the Debtor, the Debtor shall promptly withdraw the Plan.

14.4           Effect of Withdrawal or Modification of Plan.  In the event the Plan is withdrawn or modified without the consent of Holdings, the DIP Facility Secured Claims shall be paid in full in accordance with the terms of the DIP Lender Note; rather than the treatment provided in 2.5 herein.

14.5           Payment Dates.  Whenever any payment to be made under the Plan is due on a day other than a Business Day, such payment will instead be made, without interest, on the next Business Day.

14.6           Headings.  The headings used in this Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

14.7           Successors and Assigns.  The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such person.

14.8           Payment of Statutory Fees.  All fees payable pursuant to Section 1930 of Title 28 of the United States Code, to the extent required to be paid, shall be paid until the Reorganized Case is closed.

14.9           Notices.  Any notice, request or demand given or made under this Plan or under the Bankruptcy Code or the Bankruptcy Rules shall be in writing and shall be hand delivered or sent by a reputable overnight courier service, and shall be deemed given when received at the following addresses whether hand delivered or sent by overnight courier service:

If to the Debtor:

Richard A. Gartrell
Javo Beverage Company, Inc.
1311 Specialty Drive
Vista, CA  92081

with a copy to:

Debra A. Riley
Allen Matkins Leck Gamble Mallory & Natsis LLP
501 West Broadway, 15th Floor
San Diego, CA 92101

And

Robert J. Dehney
Matthew B. Harvey
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 18th Floor
P.O. Box 1347
Wilmington, DE 19899-1347

If to Holdings:

Coffee Holdings LLC
c/o Falconhead Capital, LLC
450 Park Avenue, 3rd Floor
New York, NY 10022
Fax: (212) 634-3305
Attn: Dave Gubbay and Zuher Ladak

with a copy to:

Charles I. Weissman
Brian E. Greer
Davin J. Hall
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Notwithstanding anything to the contrary provided herein, all notices concerning this Plan shall be served upon the entities prescribed and in the manner prescribed under the Bankruptcy Code and the Bankruptcy Rules.

14.10           Severability of Plan Provisions.  If prior to confirmation, any term or provision of the Plan which does not govern the treatment of Claims or Interests or the conditions to confirmation or the Effective Date is held by the Court to be invalid, void or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holdings, alteration or interpretation.  The Confirmation Order shall constitute a final judicial determination and shall provide that each term and provision of the Plan as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.  In the event of any conflict between the Plan and the Confirmation Order, the Confirmation Order shall govern.

14.11           Exhibits.  Exhibits to the Plan or Disclosure Statement that are not filed simultaneously with the Plan and Disclosure Statement shall be filed with the Court not less than fourteen days prior to the first date set for the hearing on confirmation of the Plan pursuant to the Bankruptcy Rule 3020 and shall be mailed to the Creditors' Committee and any party in interest that makes a written request for such Exhibits to the Debtor.

14.12           No Admissions.  Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification.

ARTICLE XV

CONFIRMATION REQUEST

The Debtor requests confirmation of the Plan under Section 1129(b) of the Bankruptcy Code.

Dated: February 9, 2011	JAVO BEVERAGE COMPANY, INC. By: /s/ Richard A. Gartrell Name: Richard A. Gartrell Title: Chief Financial Officer of Javo